Exhibit 10.20

Party A (Lender): Zhao Jie

ID number: 652901197610056918

Party B: (Borrower) WiMi Capital Light Investment Management (Beijing) Co., Ltd.

In accordance with relevant laws and regulations, on the basis of equality and in line with the principle of equality and willingness, party A and party B have reached the following agreement on the interest-free loan from party B to party A through negotiation:

Article 1 Loan amount: party B borrows RMB167 million (in figures :RMB167, 000,000. 00) from party A.

Article 2 Interest on loan: party A shall not pay interest on the amount lent to party B within the term of the loan.

Article 3 Purpose of loan: business development and daily operation of the company; shall be returned or lent according to the business development and capital turnover.

Article 4 Party B shall designate the following bank account to make collections and guarantee its authenticity and validity.

Account name: WiMi Capital Light Investment Management (Beijing) Co., Ltd.

Bank of deposit: Beijing East Fourth Ring Road Branch, China Merchants Bank Co., Ltd.

Account: 110917111610901

Article 5 Guarantee terms: party B must use the loan according to the purpose stipulated in the loan contract and shall not use the loan for illegal activities.

Article 6 Settlement of contract disputes: any dispute arising from the process of performing the contract shall be settled by both parties through friendly negotiation. If no agreement can be reached through negotiation, either party may file a lawsuit with the People’s Court at the place where party A is located.

Article 7 This agreement is made in duplicate, with each party holding one copy. It shall come into force upon being signed or sealed by both parties.

(No text below)

Party A (Seal)

Legal Representative: Zhao Jie

Date of signing: November 2nd, 2016

Party B (Seal)

Legal Representative:

Date of signing: November 2nd, 2016